Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of SI-BONE, Inc. of our report dated March 1, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in SI-BONE, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021.
/s/ PricewaterhouseCoopers LLP
San Jose, CA
March 1, 2022